Southern Community Financial Corporation
Announces Third Quarter 2008 Results

Winston-Salem, NC - (MARKET WIRE) - 10/23/2008 - Southern Community Financial Corporation (NASDAQ: SCMF) (NASDAQ: SCMFO)

Third Quarter Highlights

•	Net income of $1.6 million, or diluted earnings per share of $0.09
•	Loan and deposit growth of 3.0% and 3.7%, respectively, for the third quarter 2008 with excellent year-over-year growth of 14.6% for loans and 22.2% for deposits
•	Nonperforming loans at 0.91% of total loans compared with 1.00% of total loans at June 30, 2008; nonperforming assets at 0.84% of total assets compared with 0.80% at June 30, 2008
•	Net charge-offs stable at 0.28% (annualized) of average loans compared with the second quarter 2008
•	Allowance for loan losses of 1.35% of loans compared to 1.36% in second quarter 2008 and 1.23% in third quarter 2007
•	Net interest margin was 2.88% compared to 2.99% for second quarter 2008 and 3.16% for third quarter 2007
•	Planning to participate in recently announced Treasury Capital Purchase Program
•	Declared cash dividend of $0.04 per share for third quarter

Southern Community Financial Corporation (NASDAQ: SCMF) (NASDAQ: SCMFO), the holding company for Southern Community Bank and Trust, reported net income of $1.63 million for the third quarter of 2008, compared with $600 thousand in second quarter of 2008 and $1.72 million in the third quarter of 2007. Diluted earnings per share were $0.09 for the third quarter 2008 compared with $0.03 in second quarter and $0.10 in third quarter 2007. The Board of Directors declared a quarterly dividend of $0.04 per share which is consistent with the previous dividend.

Net income was impacted by a loss on derivatives of $437 thousand on an after-tax basis ($641 thousand on a pre-tax basis), resulting from the bankruptcy of Lehman Brothers, the counterparty for certain derivative contracts. Excluding this loss, diluted earnings per share amounted to $0.12. On a pre-tax basis, $440 thousand was a nonrecurring loss on the derivative position, which impacted non-interest income, and $201 thousand in interest income was lost from the termination of certain derivative contracts.

Asset Quality

During the third quarter of 2008, nonperforming loans decreased to $12.0 million (or 0.91% of total loans) from $12.8 million (or 1.00% of total loans). Nonperforming assets increased slightly to $15.1 million (or 0.84% of total assets) from $14.2 million (or 0.80% of total assets) at June 30, 2008. Net charge-offs totaled $920 thousand during the third quarter, or 0.28% of average loans on an annualized basis, a modest increase compared to $884 thousand (or 0.28% of average loans, annualized) in second quarter 2008.

Nonperforming loans, nonperforming assets and net charge-offs activity continue to be predominantly related to residential construction and development lending as 85% of nonperforming loans, 86% of nonperforming assets and 80% of net charge-offs originated from this segment of the loan portfolio. The provision for loan losses of $1.35 million for the third quarter decreased $2.18 million compared to the second quarter 2008 and increased $775 thousand compared to the third quarter 2007. The allowance for loan losses at September 30, 2008 of $17.9 million represented 1.35% of total loans and 1.49 times nonperforming loans compared with 1.36% of loans and 1.37 times nonperforming loans at June 30, 2008.

“We continued to make progress in working with our customers to resolve problem credits during the third quarter,” said F. Scott Bauer, Chairman and Chief Executive Officer. “While the economic environment remains challenging, we expect our nonperforming assets to increase slightly, yet remain manageable in the fourth quarter. Reserves as a percentage of total loans are expected to remain at current levels. Our executive management team continues to monitor problem credits weekly. Our loan officers include individuals with decades of experience in the construction industry, affording us a unique perspective in working through the risks associated with this segment of the loan portfolio.

While managing the challenges of the current credit environment remains our top priority, we are also focused on profitable growth. We expect to benefit from opportunities caused by recent market disruption through the acquisition of new long-term customer relationships from other banks. Loan and deposit pricing across our markets is becoming more rational, which should help to offset the effect of the most recent round of rate cuts on our net interest margin during the fourth quarter of 2008. We are focused on core deposit growth.

We remain well capitalized with good liquidity. We believe the allowance for loan losses is adequate for losses inherent in the loan portfolio at September 30, 2008. We are planning to participate in the Treasury’s Capital Purchase Program to provide us with sufficient capital to take advantage of current and future market opportunities.”

Financial Performance

Net interest income of $11.9 million for the third quarter 2008 increased by 1% compared with $11.8 million in the second quarter 2008, and 8% over the $11.0 million in the third quarter 2007. Net interest margin of 2.88% for the third quarter 2008 decreased 11 basis point from 2.99% compared with the linked quarter and declined 28 basis points from 3.16% for the third quarter 2007. Growth in net interest income was impacted by the $201 thousand lost benefit from the terminated derivative contracts and an $80 thousand decrease in our quarterly dividend on Federal Home Loan Bank stock compared with the second quarter. These factors combined had an impact on net interest margin of nine basis points.

Non-interest income of $2.1 million during the third quarter decreased by $1.0 million or 33% compared with the second quarter 2008 primarily due to the $440 thousand nonrecurring loss on certain terminated derivative contracts compared with a $330 thousand gain on derivative activity during second quarter 2008. Also affecting non-interest income was a $139 thousand decrease in mortgage banking income and a $50 thousand decrease in wealth management income on a sequential basis, both attributable to lower transaction volumes. On a year-over-year basis, non-interest income decreased by $469 thousand or 18%.

Non-interest expenses of $10.2 million for the third quarter 2008 decreased $468 thousand or 4% annualized on a linked quarter basis and $145 thousand or 1% year over year. As an annualized percentage of average assets, the expense load represented 2.27% of average assets for the third quarter 2008, decreasing from 2.47% for the second quarter 2008 and 2.69% for the third quarter 2007.

As of September 30, 2008, total assets amounted to $1.80 billion, representing an increase of $249.1 million, or 16% year-over-year driven by strong loan growth. On a linked quarter basis, asset growth slowed to $26.1 million or 1%. The loan portfolio grew by $38.3 million or 3% sequentially during the third quarter and $134.9 million or 11% for the first nine months of 2008. Total deposits stood at $1.3 billion at September 30, 2008, an increase of $229.3 million or 22% year-over-year and an increase of $45.6 million or 4% over the June 30, 2008 level.

At September 30, 2008, stockholders’ equity of $142.8 million represented 7.9% of total assets. Stockholders’ equity increased $948 thousand or 1% from $141.9 million at June 30, 2008 as a result of a $1.6 million in earnings less $695 thousand in cash dividends paid. Regulatory capital ratios remain in excess of the “well capitalized” threshold.

Southern Community Financial Corporation is headquartered in Winston-Salem, North Carolina and is the holding company of Southern Community Bank and Trust, a community bank with twenty-two banking offices throughout North Carolina.

Southern Community Financial Corporation’s common stock and trust preferred securities are listed on the NASDAQ Global Select Market under the trading symbols SCMF and SCMFO, respectively. Additional information about Southern Community Financial Corporation is available on its website at www.smallenoughtocare.com or by email at investor.relations@smallenoughtocare.com.

Southern Community’s executive management team will host a conference call on October 24, 2008, at 10:00 AM Eastern Time to discuss the quarter-end results. The call can be accessed by dialing 1-877-852-6573 or 1-719-325-4793 and entering pass code 9948995. A replay of the conference call can be accessed until 11:59 pm on November 7, 2008, by calling 1-888-203-1112 or 1-719-457-0820 and entering pass code 9948995. You may access additional presentation materials for this conference call in the Investor Relations section of Southern Community’s web site at www.smallenoughtocare.com.

This news release contains forward-looking statements. Such statements are subject to certain factors that may cause the Company’s results to vary from those expected. These factors include changing economic and financial market conditions, competition, ability to execute our business plan, items already mentioned in this press release, and other factors described in our filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s judgment only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events and circumstances that arise after the date hereof.

For additional information:
F. Scott Bauer - Chairman/CEO
James Hastings, Executive Vice President/CFO
(336) 768-8500

Southern Community Financial Corporation
(Dollars in thousands except per share data)
(Unaudited)

	For the three months ended					Nine Months Ended
	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Sep 30,	Sep 30,	Sep 30,
Income Statement	2008	2008	2008	2007	2007	2008	2007

Total Interest Income	$24,412	$23,727	$24,325	$25,370	$25,339	$72,464	$73,538
Total Interest Expense	12,553	11,947	13,323	14,132	14,350	37,823	41,009
Net Interest Income	11,859	11,780	11,002	11,238	10,989	34,641	32,529

Provision for Loan Losses	1,350	3,530	925	750	575	5,805	2,025

Net Interest Income after Provision for Loan Losses	10,509	8,250	10,077	10,488	10,414	28,836	30,504

Non-Interest Income
Service Charges on Deposit Accounts	1,491	1,475	1,406	1,441	1,266	4,372	3,490
Income from mortgage banking activities	219	358	484	325	298	1,061	1,018
Investment brokerage and trust fees	285	335	371	289	334	991	852
SBIC income (loss) and management fees	39	82	(150)	394	167	(29)	1,709
Gain (Loss) and Net Cash Settlement on Economic Hedges	(440)	330	1,044	19	69	934	60
Other Income	483	518	434	372	412	1,435	1,362
Total Non-Interest Income	2,077	3,098	3,589	2,840	2,546	8,764	8,491

Non-Interest Expense
Salaries and Employee Benefits	5,535	5,621	5,794	5,467	5,267	16,950	15,751
Occupancy and Equipment	1,854	1,931	1,964	2,021	2,116	5,749	5,907
Other	2,815	3,120	2,802	2,999	2,966	8,737	8,755
Total Non-Interest Expense	10,204	10,672	10,560	10,487	10,349	31,436	30,413

Income Before Taxes	2,382	676	3,106	2,841	2,611	6,164	8,582
Provision for Income Taxes	754	73	1,041	948	890	1,868	2,921

Net Income	$1,628	$603	$2,065	$1,893	$1,721	$4,296	$5,661

Net Income per Share
Basic	$0.09	$0.03	$0.12	$0.11	$0.10	$0.25	$0.32
Diluted	$0.09	$0.03	$0.12	$0.11	$0.10	$0.25	$0.32

Balance Sheet	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Sep 30,
	2008	2008	2008	2007	2007

Assets
Cash and due from Banks	$27,453	$37,576	$35,037	$31,905	$24,227
Federal Funds Sold & Int Bearing Balances	2,605	3,607	4,752	2,250	420
Investment Securities	313,113	316,336	296,151	228,933	247,088

Loans held for sale	920	2,106	4,110	1,929	3,137

Loans	1,323,360	1,285,014	1,235,952	1,188,438	1,155,031
Allowance for Loan Losses	(17,929)	(17,499)	(14,853)	(14,258)	(14,197)
Net Loans	1,305,431	1,267,515	1,221,099	1,174,180	1,140,834

Bank Premises and Equipment	39,264	39,672	38,790	38,997	38,881
Goodwill	49,792	49,792	49,792	49,792	49,792
Other Assets	59,283	55,101	40,721	41,196	44,352
Total Assets	$1,797,861	$1,771,705	$1,690,452	$1,569,182	$1,548,731

Liabilities and Stockholders' Equity
Deposits
Non-Interest Bearing	$104,988	$114,685	$109,534	$109,895	$110,718
Money market, savings and NOW	523,949	560,094	507,105	495,448	479,595
Time	634,037	542,622	526,096	439,894	443,405
Total Deposits	1,262,974	1,217,401	1,142,735	1,045,237	1,033,718

Borrowings	378,500	401,667	393,306	372,405	360,309
Accrued Expenses and Other Liabilities	13,549	10,747	10,061	9,201	13,868
Total Liabilities	1,655,023	1,629,815	1,546,102	1,426,843	1,407,895

Total Stockholders' Equity	142,838	141,890	144,350	142,339	140,836

Total Liabilities and Stockholders' Equity	$1,797,861	$1,771,705	$1,690,452	$1,569,182	$1,548,731

Book Value per Share	$8.22	$8.17	$8.33	$8.18	$8.04

											As of or for the
	As of or for the three months ended										Nine Months Ended
	Sep 30,		Jun 30,		Mar 31,		Dec 31,		Sep 30,		Sep 30,		Sep 30,
	2008		2008		2008		2007		2007		2008		2007

Per Share Data:
Basic Earnings per Share	$0.09		$0.03		$0.12		$0.11		$0.10		$0.25		$0.32
Diluted Earnings per Share	$0.09		$0.03		$0.12		$0.11		$0.10		$0.25		$0.32
Book Value per Share	$8.22		$8.17		$8.33		$8.18		$8.04		$8.22		$8.04
Cash dividends paid	$0.040		$0.040		$0.040		$0.040		$0.040		$0.120		$0.115

Selected Performance Ratios:
Return on Average Assets (annualized) ROA	0.36%		0.14%		0.51%		0.48%		0.45%		0.33%		0.51%
Return on Average Equity (annualized) ROE	4.57%		1.68%		5.84%		5.35%		4.92%		4.02%		5.48%
Return on Tangible Equity (annualized)	7.13%		2.60%		9.12%		8.42%		7.80%		6.26%		8.73%
Net Interest Margin	2.88%		2.99%		2.98%		3.15%		3.16%		2.95%		3.21%
Net Interest Spread	2.67%		2.76%		2.67%		2.77%		2.75%		2.70%		2.82%
Non-interest Income as a % of Revenue	14.90%		20.82%		24.60%		20.17%		18.81%		20.19%		20.70%
Non-interest Income as a % of Average Assets	0.45%		0.71%		0.89%		0.72%		0.66%		0.68%		0.76%
Non-interest Expense to Average Assets	2.27%		2.47%		2.61%		2.67%		2.69%		2.45%		2.71%
Efficiency Ratio	73.22%		71.73%		72.37%		74.49%		76.46%		72.42%		74.14%

Asset Quality:
Nonperforming Loans	$12,007		$12,796		$7,012		$2,052		$2,226		$12,007		$2,226
Nonperforming Assets	$15,086		$14,210		$8,042		$2,827		$3,165		$15,086		$939
Nonperforming Loans to Total Loans	0.91%		1.00%		0.57%		0.17%		0.19%		0.91%		0.19%
Nonperforming Assets to Total Assets	0.84%		0.80%		0.48%		0.18%		0.20%		0.84%		0.20%
Allowance for Loan Losses to Period-end Loans	1.35%		1.36%		1.20%		1.20%		1.23%		1.35%		1.23%
Allowance for Loan Losses to Nonperforming Loans (X)	1.49	X	1.37	X	2.12	X	6.95	X	6.38	X	1.49	X	6.38	X
Net Charge-offs to Average Loans (annualized)	0.28%		0.28%		0.11%		0.23%		0.02%		0.23%		0.11%

Capital Ratios:
Equity to Total Assets	7.94%		8.01%		8.54%		9.07%		9.09%		7.94%		9.09%
Tangible Equity to Total Tangible Assets (1)	5.26%		5.28%		5.69%		6.00%		5.98%		5.26%		5.98%

Average Balances:
Year to Date
Interest Earning Assets	$1,569,306		$1,535,388		$1,485,037		$1,370,413		$1,355,030
Total Assets	1,717,357		1,680,842		1,625,164		1,513,619		1,498,310
Total Loans	1,264,744		1,238,843		1,219,800		1,114,677		1,093,693
Equity	142,800		143,282		142,190		138,693		138,094
Interest Bearing Liabilities	1,456,848		1,421,227		1,368,420		1,250,986		1,237,398

Quarterly
Interest Earning Assets	$1,636,404		$1,586,068		$1,485,037		$1,416,061		$1,381,279
Total Assets	1,789,593		1,736,520		1,625,164		1,559,047		1,523,922
Gross Loans	1,315,983		1,257,886		1,219,800		1,176,945		1,131,060
Equity	141,846		144,374		142,190		140,470		138,838
Interest Bearing Liabilities	1,527,316		1,474,186		1,368,420		1,291,307		1,258,681

Weighted Average Number of Shares Outstanding
Basic	17,369,925		17,354,298		17,359,452		17,449,203		17,584,565		17,361,257		17,532,813
Diluted	17,416,675		17,401,298		17,401,589		17,466,703		17,602,250		17,406,558		17,603,525
Period end outstanding shares	17,370,175		17,370,175		17,319,351		17,399,882		17,520,829		17,370,175		17,520,829

(1) - Tangible Equity to Total Tangible Assets is period-ending equity less intangibles, divided by period-ending assets less intangibles.

Management provides the above non-GAAP measure, footnote (1) to provide readers with the impact of purchase accounting on this key financial ratio.